Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Interstate BancSystem, Inc. of our reports dated February 28, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Interstate BancSystem, Inc., appearing in the Annual Report on Form 10-K of First Interstate BancSystem, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Des Moines, Iowa

July 2, 2018